UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2010

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5524 East Fourth Street, Tucson, Arizona	85711
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity-based compensation plan amendment

On May 20, 2010, the stockholders of The Providence Service Corporation (“Company”) approved an amendment to the Company’s 2006 Long-Term Incentive Plan (“2006 Plan”), which increased the number of shares of common stock authorized for issuance under the 2006 Plan by 1,100,000 shares from 1,800,000 shares to 2,900,000 shares.

2010 Executive Pay for Performance Compensation Plan amendment

On May 20, 2010, the Compensation Committee of the Company’s board of directors amended the annual equity-based compensation portion (“Equity-Based Program”) of the 2010 Executive Pay for Performance Compensation Plan (“2010 Executive Compensation Plan”) to increase the amount of equity-based compensation to be awarded to certain executive officers. The amendment was based on a comparison of the Equity-Based Program with updated information regarding similar programs of a peer group of companies and in recognition of the Company’s financial performance for 2009 and the first quarter of 2010 measured in terms of earnings before interest, taxes, depreciation and amortization, return on equity and stock price performance on an absolute basis as well as compared to the financial performance of a peer group of companies. Under the amended Equity-Based Program, the amount of equity-based compensation to be awarded in 2010 to Craig Norris, the Company’s chief operating officer, Michael Deitch, the Company’s chief financial officer, Fred Furman, the Company’s executive vice president and general counsel and Herman Schwarz, the chief executive officer of LogistiCare Solutions, LLC (a wholly-owned subsidiary of the Company) was increased to approximately $477,000, $444,000, $444,000 and $444,000, respectively.

Grant of equity-based awards

On May 20, 2010, the Compensation Committee granted equity-based awards under the amended Equity-Based Program including the following equity-based awards, which were granted to the Company’s named executive officers:

Executive	Stock Options	Restricted Stock
Fletcher McCusker	60,000	20,842
Craig Norris	30,000	5,384
Michael Deitch	30,000	3,474
Fred Furman	30,000	3,474
Herman Schwarz	30,000	3,474

All of the awards were granted pursuant to the 2006 Plan. The options are ten-year options with an exercise price of $17.35 per share (the closing market price of the Company’s common stock on May 20, 2010). The options will vest in three equal annual installments on the first, second and third anniversaries of the date of grant. The restricted stock will vest in three equal annual installments on the first, second and third anniversaries of the date of grant.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company’s annual meeting of stockholders was held on May 20, 2010 for the following purposes:

a)	To elect two Class 1 directors to each serve for a three year term until the 2013 annual meeting of stockholders and until their respective successors have been duly elected and qualified. Each nominee for director was elected by a vote of the stockholders as follows:

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	Total Affirmative Votes	Total Votes Withheld	Total Broker Non-Votes
Hunter Hurst, III	10,210,102	727,648	949,646
Richard A. Kerley	10,228,695	709,055	949,646

b)	To amend the 2006 Plan, to increase the number of shares of common stock authorized for issuance under the 2006 Plan by 1,100,000 shares from 1,800,000 shares to 2,900,000 shares. The proposal to amend the 2006 Plan was approved by the stockholders as follows:

Votes For	8,011,661
Votes Against	2,913,083
Abstentions	13,006
Broker Non-votes	949,646

c)	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company to serve for the 2010 fiscal year. The proposal to ratify the appointment of KPMG was approved by the stockholders as follows:

Votes For	11,823,809
Votes Against	58,505
Abstentions	5,082
Broker Non-votes	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: May 26, 2010	By:	/s/ Michael N. Deitch
	Name:	Michael N. Deitch
	Title:	Chief Financial Officer

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